Exhibit 10.1

FIFTH AMENDMENT TO LEASE

This FIFTH AMENDMENT TO LEASE (this “Fifth Amendment”) is dated as of April 3, 2012 (the “Effective Date”) by and between CRP-2 Forge, LLC, a Delaware limited liability company (“Landlord”) and Echo Therapeutics, Inc. (f/k/a Sontra Medical Corporation), a Delaware corporation (“Tenant”).

WHEREAS, Landlord, as successor in interest to Forge Park Investors, LLC, and Tenant are parties to that certain Lease Agreement dated January 24, 2003 (the “Original Lease”), as amended by that certain First Amendment to Lease dated February 11, 2008 , as further amended by that certain Second Amendment to Lease dated as of January 13, 2009, as further amended by that certain Third Amendment to Lease dated September 30, 2009 and as further amended by that certain Fourth Amendment to Lease dated November 29, 2010 (the “Fourth Amendment”) (collectively, the “Lease”), for the lease of certain premises consisting of approximately 12,999 square feet located at 10 Forge Parkway, Franklin, Massachusetts, as more particularly described in the Lease (the “Premises”); and

WHEREAS, Landlord and Tenant wish to expand the Premises, extend the Term of the Lease and amend certain provisions of the Lease as provided below;

NOW, THEREFORE, for good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree to amend the Lease as follows.

AGREEMENT

1. Definitions.  Capitalized terms used in this Fifth Amendment shall have the same meanings ascribed to such capitalized terms in the Lease, unless otherwise provided for herein.

2. Modifications.  Modifications to Lease:

A. Expansion Premises.  The Premises currently consists of 12,999 square feet of rentable area (the “Existing Premises”).  The “Expansion Premises” shall mean the 24,051 square feet of rentable area located in the Building as shown on Exhibit A attached hereto.  Beginning on the earlier of June 1, 2012 or completion of the Tenant’s Work (as said term is defined in the Work Letter attached hereto as Exhibit B) (the “Expansion Date”), Landlord shall deliver possession of the Expansion Premises to Tenant, and the Expansion Premises shall be added to the Existing Premises, and the term “Premises”, as used in the Lease, shall refer to the Existing Premises and the Expansion Premises with a total rentable square feet of 37,050.  The Expansion Premises shall be subject to all the terms and provisions of the Lease, except as provided herein.

B. Extension.  The Term of the Lease with respect to the Expansion Premises shall commence on the Expansion Date and the Term of the Lease with respect to both the Expansion Premises and the Existing Premises shall expire on that certain date which is the last day of the sixty-fifth (65th) complete calendar month following the Expansion Date (the “Expiration Date”).

C. Base Rent and Additional Rent.  Commencing on the Expansion Date, Base Rent for the entire Premises shall be payable according to the following schedule:

Exhibit 10.1

Period	Base Rent (per annum)	Monthly Base Rent	Approximate S.F. Base Rent
Expansion Date -12	$314,925.00	$26,243.75	$8.50
13-24	$324,187.50	$27,015.63	$8.75
25-36	$333,450.00	$27,787.50	$9.00
37-48	$342,712.50	$28,559.38	$9.25
49-Termination Date	$351,975.00	$29,331.25	$9.50

Prior to the Expansion Date, Base Rent and Additional Rent for the Existing Premises shall continue to be paid pursuant to the provisions of the Lease, and no Base Rent or Additional Rent shall be payable with respect to the Expansion Premises.

D. Base Rent Abatement Period.  So long as Tenant is not in default under the Lease beyond any applicable notice and cure period, Base Rent shall be abated for the first five (5) months following the Expansion Date (the “Base Rent Abatement Period”).  The Base Rent due for any partial calendar month immediately following the Base Rent Abatement Period shall be prorated based on the number of days in that month.  Rent for any period of time which is less than the one month shall be the pro rata portion of the monthly installment.  In no event shall the Base Rent Abatement Period be deemed to reduce or eliminate Tenant’s obligation to pay Operating Expenses, Taxes, Insurance Expenses, Utility Expenses, Forge Park Common Expenses, Additional Rent or any other amounts due under the Lease other than Base Rent.

E. Tenant’s Proportionate Share.  Commencing on the Expansion Date, Tenant’s Proportionate Share of the Building and Tenant’s Proportionate Share of the Project shall be 37.43%

F. Tenant’s Parking Spaces.  Commencing on the Expansion Date, Tenant shall be entitled to the non-exclusive use, on a first come-first serve basis, of no more than three and one-half parking spaces per thousand square feet of the Premises (3.5/1000 sq. ft.) in the Parking Areas and in accordance with the terms and conditions of the Lease.

G. Right of First Refusal.  Provided that Tenant is not then in default under this Lease beyond any applicable notice and cure period and the Tenant named herein has not assigned this Lease or sublet any part of the Premises, if, during the Term of this Lease and any extension thereof, Landlord receives a proposal or expression of intent to lease from a third party which Landlord is willing to accept (an “Offer”) for the lease of all or any portion of any space contiguous to the Premises, then Landlord shall notify Tenant of the Offer.  Tenant shall thereupon have a one time right and option to lease the space described in the Offer (the “Offered Space”) upon such terms and conditions as are set forth in the Offer by delivering notice to Landlord within five (5) business days after receipt of Landlord's notice, time being of the essence.  Promptly following Tenant’s election to lease the Offered Space, the parties shall act in good faith to prepare and negotiate the terms of a supplemental agreement to this Lease incorporating the Offered Space as part of the Premises, such supplemental agreement to be on terms agreeable to both parties in their reasonable discretion.  If the parties are unable to agree upon the form

Exhibit 10.1

of the supplemental agreement within a reasonable time not to exceed thirty (30) days from the date that Landlord notifies Tenant of the Offer, then Tenant’s acceptance of the Offer shall be deemed revoked, and Landlord shall be entitled to accept the Offer from the third party.  Notwithstanding the foregoing, in the event that Landlord fails to finalize the transaction contemplated by the Offer or Landlord receives any new Offer from another third party within three (3) months of the original Offer, then in any such case, Tenant’s right of first refusal as set forth herein shall once again be in effect in accordance with the terms hereof.  If Tenant fails to lease the Offered Space in compliance with the terms and conditions of this section then Tenant shall have no further rights under this section.  Tenant’s rights under this section will be subject to the rights of expansion, renewal, first refusal, first offer, or similar rights contained in any lease or leases with existing tenants of any space contiguous to the Premises, as the same may be amended from time to time, provided however that Landlord shall not grant rights of expansion, first refusal, first offer or similar rights to other tenants or third parties that would take precedent over Tenant’s rights contained herein.  Tenant’s right of first refusal provided herein does not apply to any space which is available as of the date of this Lease.  Landlord shall not be liable for any damages incurred by Tenant as a result of any holdover by a tenant or occupant of the Offered Space.

H. Renewal. So long as there exists no default under the Lease beyond any applicable notice and cure period and Tenant has not assigned this Lease in whole or in part nor sublet the Premises in whole or in part, Tenant shall have the option to extend the Term of the Lease for one (1) additional three (3) year period (the “Option Period”) upon written notice to Landlord given not less than nine (9) months and not more than twelve (12) months prior to the expiration of the Term of the Lease.  If Tenant fails to exercise its option to extend the Term strictly within the time period set forth in this section, then Tenant’s option to extend the Term shall automatically lapse and be of no further force or effect.  In the event that Tenant exercises the option granted hereunder, the Option Period shall be upon the same terms and conditions as are in effect under this Lease immediately preceding the commencement of such Option Period except that the Base Rent due from the Tenant shall be an amount equal to ninety-five percent (95%) of the fair market rental value for Base Rent as determined in accordance with the provisions of Paragraph 56(b) of the Original Lease (except to the extent specifically stated otherwise herein), and Tenant shall have no further right or option to extend the Term.  For purposes of this option to extend the Term, the first sentence of Paragraph 56(b)(ii) of the Original Lease is amended to read as follows:  “If Landlord and Tenant are unable to agree on the Base Rent for the Option Period within thirty (30) days, then the Base Rent for the Option Period will be ninety-five percent (95%) of the fair market rental value of the Premises as of the commencement date of the Option Period as determined in accordance with subsection (iii) hereof.”

I. ADA Compliance.  Notwithstanding anything contained in the Original Lease to the contrary, Landlord agrees that Landlord shall be responsible for any cost to ensure that the Premises, Building and Project conform to current ADA standards on the Effective Date as if the Expansion Premises was occupied prior to the Effective Date for use as office, research and development, laboratory and light manufacturing space, but only to the extent ADA standards would require that such correction be made prior to the Effective Date.  Tenant shall, at Tenant’s sole cost and expense, make any changes necessary to bring the Premises into compliance with any Law if such compliance is required (i) to accommodate Tenant’s employees with disabilities, (ii) as a result of Tenant’s use or occupancy of the Premises in a manner inconsistent with the Permitted Use or as a “place of public accommodation” within the meaning of the ADA.

Exhibit 10.1

J. Destruction and Damage.  Paragraph 21 of the Original Lease is hereby amended as follows:

(a)  All references to two hundred forty (240) days are hereby changed to one hundred eighty (180) days.

(b)  A new Paragraph 21(a)(4) is inserted as follows:

“Notwithstanding anything to the contrary contained in this Paragraph, in the event of either (i) total destruction (as defined in Paragraph 21(a)(1) above) of the Premises or (ii) partial destruction (as defined in Paragraph 21(a)(2) above) of the Premises which partial destruction cannot be repaired and restored within one hundred eighty (180) days from the Casualty Discovery Date, Tenant may elect to terminate this Lease by written notice of such election given to Landlord within sixty (60) days after the Casualty Discovery Date.   With regard to (ii) above, Landlord agrees to provide Tenant with written notice of the time it will take Landlord to repair and restore the Premises within thirty (30) days after the Casualty Discovery Date.”

(c)  The first two sentences of Paragraph 21(b) are hereby deleted and three new sentences are inserted therefor as follows:

“Notwithstanding anything contained herein to the contrary, Landlord’s obligations hereunder to repair and restore the Premises shall be subject and limited to the insurance proceeds made available to Landlord for use in such repair and restoration, provided that Landlord has used reasonable efforts to claim and obtain any insurance proceeds to which it may be entitled.  Nothing herein contained shall be deemed to limit Landlord’s obligation to maintain insurance in accordance with the provisions of Paragraph 14.  Landlord shall give Tenant written notice within sixty (60) days after the Casualty Discovery Date regarding whether or not the available insurance proceeds are sufficient to complete the repair and restoration, and if they are not sufficient, regarding whether Landlord will elect not to restore the Premises.”

K.           Tenant’s Default.  Paragraph 24(f) is hereby amended in that Tenant shall not be in default of the Lease unless Tenant fails to cure any violation of Paragraph 24(f) within ten (10) business days.  Paragraph 24(g) is hereby amended in that Tenant shall not be in default of the Lease unless Tenant fails to execute and deliver any subordination agreement or lease amendment referenced in Paragraphs 31 and 42, respectively, within twenty (20) days after Tenant’s receipt of a written request therefor from Landlord.

3. Security Deposit.  The first sentence of Paragraph 7 of the Original Lease is hereby deleted in its entirety and a new sentence is inserted therefor as follows:

“On or before the Effective Date of this Fifth Amendment, Tenant shall deposit with Landlord a clean, irrevocable and unconditional letter of credit in a form reasonably acceptable to Landlord (the “Letter of Credit”) issued by a bank approved by Landlord in its reasonable discretion (hereinafter referred to as the “Bank”) in favor of Landlord, in the amount of One Hundred Fifty Seven Thousand Four Hundred Sixty-Two and 50/100 Dollars ($157,462.50) as security for the faithful performance and observance by Tenant of the terms, conditions and provisions of this Lease, including without limitation the surrender of possession of the Premises to Landlord as herein provided.”

Exhibit 10.1

In addition, the last two paragraphs of Paragraph 7 of the Original Lease are hereby deleted in their entirety and the following paragraph is inserted therefor as follows:

“Notwithstanding anything contained herein to the contrary, so long as Tenant is not in default under the Lease beyond any applicable notice and cure period,  no prior Default has occurred and Tenant has not assigned this Lease in whole or in part nor sublet the Premises in whole or in part, on October 1, 2013 the amount of Tenant’s security deposit shall be reduced to Fifty Two Thousand Four Hundred Eighty-Seven and 50/100 Dollars ($52,487.50), and Tenant shall provide Landlord with either a substitute Letter of Credit for the reduced amount or the equivalent cash amount as security hereunder in lieu of the Letter of Credit.”

4. Real Estate Brokers.  Landlord utilized the services of Cushman & Wakefield of Massachusetts, Inc. (the “Listing Broker”) and Tenant utilized the services of Richards Barry Joyce & Partners (the “Non-Listing Broker”) in connection with this Fifth Amendment.  Tenant represents to Landlord that Tenant did not involve any other brokers in procuring this Fifth Amendment.  Landlord shall pay a commission to the Non-Listing Broker and the Listing Broker as is agreed to by the parties per a separate agreement.  Tenant and Landlord agree to forever indemnify, defend and hold each other harmless from and against any commissions, liability, loss, cost, damage or expense (including reasonable attorneys’ fees) that may be asserted against or incurred by the other by any broker other than the Listing Broker and Non-Listing Broker as a result of any misrepresentation by the indemnifying party hereunder.

5. Condition of Premises; Improvements. Tenant has inspected the Premises (including the Expansion Premises) and agrees to accept the same “as is” without any representation or warranty and without any agreements, representations, understandings or obligation on the part of the Landlord to perform any alterations, repairs or improvements except to the extent expressly provided otherwise herein.  Notwithstanding the foregoing, Landlord agrees to provide the Expansion Premises with all mechanical, heating, hot and cold water, air conditioning, plumbing, electrical, HVAC System (defined below) and sewer systems in good working order as of the Expansion Date.  Notwithstanding any language of this Lease to the contrary, if the HVAC system serving the Premises (the “HVAC System”) or any unit therein fails and requires replacement, Landlord agrees to be responsible for such replacement at its sole cost and expense.  If Landlord disagrees with the need for replacement, it may select a qualified unrelated third-party engineer, which shall be mutually acceptable to Landlord and Tenant, consent not to be unreasonably withheld, to inspect the unit, at Landlord’s cost, and the determination of such engineer shall be binding on Landlord and Tenant.  Landlord will not be obligated to replace the HVAC System or any unit therein more than once and Tenant acknowledges and agrees that except as otherwise provided in this paragraph the cost of all routine service and maintenance of the HVAC System and any necessary repairs or replacements of any parts or components of the HVAC System remain Tenant’s obligation.  Further, if replacing the HVAC System or any unit therein  is necessitated by the negligence or misconduct of Tenant, its agents, contractors, or employees such HVAC System or unit replacement shall be made at Tenant’s sole cost and expense.

Exhibit 10.1

Beginning on the Effective Date, Tenant  shall have access to the Premises and perform improvements to the Premises in accordance with the Work Letter attached hereto as Exhibit B and Tenant shall be entitled to an improvement allowance in connection with such work subject to and in accordance with said Work Letter.  Landlord and Tenant understand and agree that, notwithstanding anything contained in the Original Lease to the contrary, all improvements made as part of Tenant’s Work (as defined in the Work Letter) shall at once be and become the property of Landlord and shall not be deemed trade fixtures or Tenant’s Property and that Tenant shall not be required to remove any such improvements upon the expiration or earlier termination of the Term of this Lease (except that Tenant shall have the right to remove any lab benches and lab hoods installed by Tenant, so long as Tenant restores the portions of the Premises affected by such removal).  In addition, Landlord and Tenant agree that, notwithstanding anything contained in the Original Lease to the contrary, (i) Landlord shall be obligated to repair or restore such improvements in the event of their destruction or damage (subject to the terms of the Lease) and (ii) if such improvements are assessed and taxed with the Project or Building, then Landlord shall be liable for and pay such taxes (subject to Landlord’s rights to pass through Taxes pursuant to the terms of the Lease).

6. Governing Law.  This Fifth Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without regard to conflicts of law).

7. Ratification of Lease.  Except as modified hereby, all other terms and conditions of the Lease shall remain unchanged and in full force and effect and are hereby ratified and confirmed by the parties hereto.  Tenant represents and warrants to Landlord that as of the date of Tenant’s execution of this Fifth Amendment: (a) Tenant is not in default under any of the terms and provisions of the Lease; (b) Landlord is not in default in the performance of any of its obligations under the Lease; (c) Landlord has completed, to Tenant’s satisfaction, any Landlord work to the Premises, and has paid, as required by the Lease, any tenant improvement allowances in connection therewith, except as provided for in this Fifth Amendment; and (d) Tenant is unaware of any condition or circumstance which, with the giving of notice or the passage of time or both, would constitute a default by Landlord under the Lease.  Tenant further acknowledges that as of the date of Tenant’s execution of this Fifth Amendment, Tenant has no defenses, offsets, liens, claims or counterclaims against Landlord under the Lease or against the obligations of Tenant under the Lease (including, without limitation, any rentals or other charges due or to become due under the Lease). Tenant furthermore acknowledges, confirms, and agrees that Tenant has no options or rights to (a) renew or extend the term of the Lease, (b) terminate the Lease, or (c) expand the Premises through any right of first offer or refusal or otherwise, except as specifically set forth in this Fifth Amendment.

8. Expansion Date Letter Agreement.  At Landlord’s request, Landlord and Tenant shall enter into an expansion date letter agreement (the “Expansion Date Letter Agreement”) in form substantially similar to that attached hereto as Exhibit C.  Tenant’s failure to execute and return the Expansion Date Letter Agreement, or to provide written objection to the statements contained in the Expansion Date Letter Agreement, within fifteen (15) days shall be deemed an approval by Tenant of the statements contained therein.

9. Limitation of Liability.  Paragraph 39 of the Original Lease is hereby deleted in its entirety, and a new Paragraph 39 is inserted therefor as follows:

“Neither Landlord nor any officer, director, member or employee of Landlord nor any owner of the Building, whether disclosed or undisclosed, shall have any personal liability with respect to any of the provisions of the Lease, as hereby amended, or the Premises, and if Landlord is in breach or default with respect to Landlord’s obligations under the Lease, as hereby amended, or otherwise, Tenant shall look solely to the interest of Landlord in the Building for the satisfaction of Tenant’s remedies or judgments.”

Exhibit 10.1

10. Entire Agreement.  This Fifth Amendment, in conjunction with the Lease, constitutes the entire agreement of Landlord and Tenant with respect to the subject matter hereof and supersedes all oral and written agreements and understandings made and entered into by the parties prior to the date hereof.

11. Multiple Counterparts.  This Fifth Amendment may be executed in multiple counterparts, all of which, when taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Fifth Amendment as of the Effective Date stated above.

TENANT:

ECHO THERAPEUTICS, INC. (f/k/a SONTRA MEDICAL CORPORATION),
a  Delaware corporation

By:  /s/Christopher P. Schnittker
Name: Christopher P. Schnittker
Title: Chief Financial Officer

By: /s/ Patrick T. Mooney
Name: Patrick T. Mooney
Title: Chief Executive Officer

LANDLORD: CRP-2 FORGE, LLC, a Delaware limited liability company By: /s/ Gregory Lauze Name: Gregory Lauze Title: Vice President